News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Tupperware Brands Reports Fourth Quarter 2018 Results

•	Fourth quarter sales down 14% versus last year and 7% in local currency+.

•	GAAP diluted E.P.S. $0.35 versus $6.41 loss in prior year.

•	Adjusted*, diluted E.P.S. $1.33, down 6% in local currency; within guidance range, including 17-cent benefit from lower than forecast tax rate.

•	Declares dividend of 27 cents per share; plans to redeploy $80 million in annual dividend payments toward growth and transformation initiatives and potential share repurchases.

Orlando, Fla., January 30, 2019 - (NYSE: TUP) Tupperware Brands Corporation today announced fourth quarter 2018 operating results and declaration of a quarterly dividend. The Company also announced an acceleration in implementing its ongoing global growth strategy initiatives, and provided an update on opportunistic share repurchases.
Tricia Stitzel, President and Chief Executive Officer, commented, “While we achieved our earnings per share expectations in local currency, our sales and segment profit results in the fourth quarter were not what we expected, leading to our desire to accelerate the business transformation to capitalize on our Global Growth Strategy. We continue to operate with a sense of urgency and remain confident that, over time, our initiatives will ensure our major units deliver consistent sales and profit growth and create enhanced value for our shareholders.”
Stitzel continued, “To enable a more aggressive investment in our growth strategy initiatives and potentially fund share repurchases, we have made the decision to redeploy approximately $80 million in annual cash flow that had previously been paid out in quarterly dividends. The Board declared a 27 cents per share quarterly dividend, which results in an approximate 3% yield on a full year basis, and places us in the 70th percentile of dividend payors in the S&P 400.  The investment into the business is expected to total approximately $100 million through 2022, enabling sales growth and providing direct annualized cost savings of about $50 million when fully implemented.”

Fourth Quarter Executive Summary - (Comparisons with Fourth Quarter 2017)

•
Net sales were $505.9 million, down 14% (7% local currency). Emerging markets**, accounting for 67% of sales, were down 15% (down 5% local currency). The emerging market operating units with the most significant local currency sales growth in the fourth quarter were Argentina, China, CIS and Tupperware Mexico, more than offset by significant decreases in India and Indonesia. Established market sales decreased 13% (11% local currency). The local currency sales decreases were most significant in France, Germany, and Italy.

•
GAAP net income and diluted earnings per share were $17.3 million and $0.35, versus a loss of $326.5 million and $6.41 in 2017, respectively, primarily reflecting significant impacts in 2017 of beginning to implement the U.S. tax law enacted in that time period.

•
Adjusted, diluted earnings per share were $1.33 compared with $1.59 in the prior year, down 6% in local currency before an $0.18, or 11% negative impact from weaker exchange rates. This was in the guidance range provided for the quarter in October 2018, and versus 2017 reflected a much lower income tax rate than the prior year and lower unallocated corporate expense more than offset by lower profit by the segments.

•
Total sales force of 3.0 million was up slightly compared with the prior year, adjusting for the negative impact from more stringent standards being applied in determining sales force participants in the two South African businesses and CIS.

Fourth Quarter Business Highlights - (Comparisons with Fourth Quarter 2017)
Europe: Segment sales were down 12% (7% local currency).

•	Emerging markets in Europe decreased 5% (up 4% local currency), primarily in CIS, up 3% (17% local currency).

•	Established markets were down 15% (12% local currency), primarily due to fewer active sellers in continental Europe.
Asia Pacific: Segment sales were down 16% (11% local currency).

•
Emerging markets in Asia Pacific were down 16% (11% local currency), primarily in India, down 45% (39% local currency) and Indonesia, down 41% (35% local currency). Both of these units continued to struggle with sales force size. These decreases were partially offset by increases in Malaysia/Singapore, up 1% (2% local currency), and the Philippines even as reported (up 4% local currency).

North America: Segment sales were down 7% (4% local currency).

•	Tupperware United States and Canada sales were down 8% driven largely by lower recruiting and average active sellers.

•
Tupperware Mexico sales were up 2% (8% local currency) due to strong productivity, partially offset by lower average sellers. Fuller Mexico sales were down 13% (9% local currency) from a lower active sales force.

South America: Segment sales were down 22% (1% local currency).

•
Local currency sales increase was primarily from Argentina due to price increases in connection with high inflation, partially offset by Brazil, down 17% (2% local currency). This reflected the consumer spending environment in connection with political and macro-economic instability in spite of an 8% total sales force size advantage at the end of the quarter.

Global Growth Strategy & Revitalization Program Update
As outlined above, today the Company announced an acceleration of investment in its Global Growth Strategy initiatives. The Company expects to invest approximately $100 million through 2022, 90% of which will be in cash. The areas of strategic focus are driving innovation across products, sales force and consumer experiences, extending access to make it easier for sales force and consumers to connect, deploying technology to drive sales force engagement and consumer connections, contemporizing the service model to allow the sales force to focus on driving revenue; and simplifying and streamlining structures to create a more aligned and integrated organization.
Once fully implemented, the transformation initiatives are expected to enable annual local currency sales growth of a mid-single digit percentage and to generate about $50 million in annualized savings.
The Company expects to complete the revitalization plan announced in July 2017 during 2019. Under the plan, Tupperware expects to pay out about $25 million in 2019 to bring the total amount paid under the program to $77 million, and to achieve the $35 million of annualized benefit originally targeted. Of the benefit, $10 million is incremental in 2019. There will be a modest amount of 2019 expense for this program that will bring the total cost to $82 million.
Declaration of Dividend
The Board of Directors of Tupperware declared a quarterly dividend of 27 cents per share payable on April 5, 2019 to shareholders of record as of March 20, 2019. As noted above, the quarterly dividend at this level will provide the Company the added financial flexibility to invest aggressively in its growth and transformation initiatives, while continuing to provide a competitive return to shareholders.

2019 Outlook
Based on current business trends and foreign currency rates, the Company's first quarter and fiscal 2019 full year outlook is provided below.
Company Level

	13 Weeks Ended		13 Weeks		52 Weeks Ended		52 Weeks
	Mar 30, 2019		Ended		Dec 29, 2019		Ended
	Low	High	Mar 30, 2018		Low	High	Dec 30, 2018

USD Sales Growth vs Prior Year	(10)%	(8)%	(2)%		(4)%	(2)%	(8)%
GAAP EPS	$0.91	$0.96	$0.70		$3.86	$4.01	$3.11
GAAP Pre-Tax ROS	12.4%	12.9%	10.8%		13.2%	13.4%	13.3%

Local Currency+ Sales Growth vs Prior Year	(2)%	—%	(6)%	(b)	(2)%	—%	(5)%	(b)
EPS Excluding Items*	$0.90	$0.95	$0.91		$4.06	$4.21	$4.30
Pre-Tax ROS Excluding Items*	12.4%	12.8%	12.5%		13.8%	14.0%	13.8%

FX Impact on EPS Comparison (a)	($0.10)	($0.10)			($0.11)	($0.11)

(a) Impact of changes in foreign currency vs prior year is updated monthly at: Tupperware Brands Foreign Exchange Translation Impact Update.
(b) Negative 2-point impact of the 2017 wind down of Beauticontrol and fold-in of the NaturCare unit into Tupperware Japan as of the beginning of 2018.

Forecast Notes

•
U.S. GAAP and excluding items profit amounts both include a $5.7 million and $22.8 million pretax benefit in the first quarter and full year, respectively, due to changes in reporting forward points under foreign exchange contracts under new accounting guidance on hedging that is effective the beginning of 2019.

Segment Level

•
For the full year, sales are expected to be down by a high-single digit percentage in dollars in Europe and down by a mid-single digit in local currency. Asia Pacific is expected to be down 3 to 5% in dollars and 2 to 4% in local currency. North America, around even in dollars and local currency. In South America, sales are expected to be even to up slightly in dollars and up 6 to 8% in local currency.

•	Segment profit return on sales, excluding items, in dollars and local currency is expected to be about even with 2018 in all segments.
Share Repurchases
The Company did not repurchase any shares during the fourth quarter. It may repurchase up to $100 million of shares opportunistically in 2019. The Company targets, over time, a debt-to-EBITDA ratio, as defined under its revolving credit agreement, of below 2 times.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Fourth Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, January 30, 2019, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on ir.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.0 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.
The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "intends", "target", "plans" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, the success of growth and transformation initiatives, enactment related and ongoing impacts related to the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act"), recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care, nutritional and nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the timing and success of closing asset sales related to re-engineering actions, the effects of economic and political conditions generally and foreign exchange risk in particular, leadership development and succession changes, and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.
The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures
The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
The non-GAAP financial measures include sales adjustments to remove the impact of the 2017 closure of Beauticontrol and the combination of the NaturCare and Tupperware businesses in Japan effective the beginning of 2018. On comparisons related to profit, the non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses, along with asset sales related to exited or restructured businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges, pension settlements and significant discrete impacts of new tax laws upon adoption.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other re-engineering activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes the impact of changes in tax laws on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information, costs incurred in connection with a change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Company accounts for its operations in Argentina and Venezuela using hyper-inflation rules under GAAP. Due to volatility in changes in exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the Argentine peso and the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.
The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.
As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER 2018 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q4 '17%	Restated+ Inc/(Dec) vs. Q4 '17%	g		Active Sales Force	Inc/(Dec) vs. Q4 '17%	g		Total Sales Force	Inc/(Dec) vs. Q4 '17%	g
Europe	(12)	(7)			97,673	(4)		c	735,547	(11)
Asia Pacific	(16)	(11)	(9)	a	167,503	(18)	(17)	d	992,374	(7)	(5)
North America	(7)	(4)	(4)		186,661	(7)	(7)	e	744,246	(1)	(1)
South America	(22)	(1)			136,420	(3)		f	570,601	4
Total All Units	(14)	(7)	(6)		588,257	(9)	(9)		3,042,768	(5)	(4)

Emerging Market Units
Europe	(5)	4			75,747	—		c	569,599	(12)
Asia Pacific	(16)	(11)		a	144,965	(19)		d	909,531	(6)
North America	(6)	(1)		b	172,837	(7)		e	632,232	(1)
South America	(22)	(1)			136,420	(3)		f	570,601	4
Total Emerging Market Units	(15)	(5)			529,969	(9)			2,681,963	(4)

Established Market Units
Europe	(15)	(12)			21,926	(17)		c	165,948	(7)
Asia Pacific	(15)	(12)	—		22,538	(13)	1		82,843	(22)	—
North America	(9)	(8)	(8)		13,824	(5)	(5)	e	112,014	3	3
South America	—	—			—	—			—	—
Total Established Market Units	(13)	(11)	(9)		58,288	(13)	(8)		360,805	(8)	(3)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.
Notes
a The lower active sellers than local currency sales comparison in Asia Pacific emerging markets was primarily from a mix shift towards Tupperware China that does not have a traditional sales force.
b The lower active sellers than local currency sales comparison in North America emerging markets was mainly in Tupperware Mexico due to improved productivity from a more experienced sales force.
c The better active than total sellers comparison in Europe emerging markets was mainly from Tupperware South Africa and Avroy Shlain from more stringent standards to join the sales force, effective the first quarter 2018, leading to meaningfully less total sellers without a corresponding reduction in active sellers. The established markets had more of a decrease in active than total sellers, mainly in Germany due to lower activity from new sellers added in the third and fourth quarter.
d The lower active than total sellers comparison in Asia Pacific emerging markets was mainly from Indonesia with fewer sales force managers to drive activity.
e The lower active than total sellers comparison in North America emerging markets was mainly from Fuller Mexico, reflecting soft response to promotional offers. The relationship in the established markets was mainly from Tupperware United States and Canada, which reflected a surge in additions in the third quarter, with lower active sellers from weak response to offers.
f The lower active than total sellers comparison in South America emerging markets was mainly from Brazil, reflecting significant re-engagement of former sellers in the middle of the quarter and new sellers added towards the end of the quarter, which were not yet active.
g Comparison excluding amounts of NaturCare Japan last year.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	Dec 29, 2018	Dec 30, 2017	Dec 29, 2018	Dec 30, 2017
Net sales	$505.9	$588.6	$2,069.7	$2,255.8
Cost of products sold	175.6	201.3	692.2	744.3
Gross margin	330.3	387.3	1,377.5	1,511.5

Delivery, sales and administrative expense	245.5	278.8	1,060.5	1,159.2
Re-engineering and impairment charges	3.2	22.1	15.9	66.0
Impairment of goodwill	—	—	—	62.9
Gains on disposal of assets	2.6	1.8	18.7	9.1
Operating income	84.2	88.2	319.8	232.5

Interest income	0.8	0.9	2.8	2.9
Interest expense	12.2	11.4	46.5	46.1
Other (income) expense, net	0.7	0.5	(0.1)	4.2
Income before income taxes	72.1	77.2	276.2	185.1
Provision for income taxes	54.8	403.7	120.3	450.5
Net income (loss)	$17.3	$(326.5)	$155.9	$(265.4)

Net income per common share:
Basic income (loss) per share	$0.36	$(6.41)	$3.12	$(5.22)
Diluted income (loss) per share	$0.35	$(6.41)	$3.11	$(5.22)

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign	52 Weeks Ended	52 Weeks Ended	Reported	Restated*	Foreign
	Dec 29, 2018	Dec 30, 2017%		%	Exchange	Dec 29, 2018	Dec 30, 2017%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$136.7	$154.7	(12)	(7)	$(8.0)	$525.6	$550.4	(5)	(6)	$9.6
Asia Pacific	159.8	189.6	(16)	(11)	(9.8)	682.0	734.8	(7)	(6)	(6.2)
North America	120.0	129.3	(7)	(4)	(4.1)	515.1	541.5	(5)	(4)	(6.4)
South America	89.4	115.0	(22)	(1)	(24.7)	347.0	429.1	(19)	(1)	(79.2)
	$505.9	$588.6	(14)	(7)	$(46.6)	$2,069.7	$2,255.8	(8)	(5)	$(82.2)

Segment profit (loss):
Europe	$17.8	$25.1	(29)	(26)	$(0.9)	$46.3	$54.5	(15)	(19)	$2.5
Asia Pacific	45.5	53.6	(15)	(10)	(2.9)	172.5	189.3	(9)	(8)	(0.8)
North America	17.0	17.5	(3)	2	(0.8)	76.3	69.7	9	12	(1.4)
South America	17.6	29.0	(39)	(22)	(6.4)	68.3	98.7	(31)	(15)	(18.8)
	97.9	125.2	(22)	—	(11.0)	363.4	412.2	(12)	(8)	(18.5)

Unallocated expenses	(13.7)	(17.2)	(20)	(25)	(1.1)	(46.2)	(64.1)	(28)	(30)	(2.0)
Gains on disposal of assets	2.6	1.8	47	47	—	18.7	9.1	+	+	—
Re-engineering and impairment charges	(3.2)	(22.1)	(86)	(86)	—	(15.9)	(66.0)	(76)	(76)	—
Impairment of goodwill	—	—	—	—	—	—	(62.9)	(100)	(100)	—
Interest expense, net	(11.5)	(10.5)	9	9	—	(43.8)	(43.2)	1	1	—
Income before taxes	72.1	77.2	(7)	11	(12.1)	276.2	185.1	49	68	(20.5)
Provision for income taxes	54.8	403.7	(86)	(86)	(2.7)	120.3	450.5	(73)	(73)	(5.0)
Net income (loss)	$17.3	$(326.5)	+	+	$(9.4)	$155.9	$(265.4)	+	+	$(15.5)

Net income (loss) per share (diluted)	$0.35	$(6.41)	+	+	$(0.18)	$3.11	$(5.22)	+	+	$(0.31)

Weighted average number of diluted shares	48.8	51.0				50.2	50.8

* 2018 actual compared with 2017 translated at 2018 exchange rates
+ Change greater than 100%

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Dec 29, 2018				13 Weeks Ended Dec 30, 2017
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$17.8	$—		$17.8	$25.1	$(0.9)	$—		$24.2
Asia Pacific	45.5	0.7	a,b	46.2	53.6	(2.9)	0.5	a,f	51.2
North America	17.0	1.7	a,b	18.7	17.5	(0.8)	4.1	a,b,g	20.8
South America	17.6	1.2	a,c	18.8	29.0	(6.4)	3.4	a,c	26.0
	97.9	3.6		101.5	125.2	(11.0)	8.0		122.2

Unallocated expenses	(13.7)	—		(13.7)	(17.2)	(1.1)	(0.6)	b	(18.9)
Gains on disposal of assets	2.6	(2.6)	d	—	1.8	—	(1.8)	d	—
Re-engineering and impairment charges	(3.2)	3.2	e	—	(22.1)	—	22.1	e	—
Interest expense, net	(11.5)	—		(11.5)	(10.5)	—	—		(10.5)
Income before taxes	72.1	4.2		76.3	77.2	(12.1)	27.7		92.8
Provision for income taxes	54.8	(43.3)	j	11.5	403.7	(2.7)	(380.3)	j	20.7
Net income (loss)	$17.3	$47.5		$64.8	$(326.5)	$(9.4)	$408.0		$72.1

Net income (loss) per share (diluted)	$0.35	$0.98		$1.33	$(6.41)	$(0.18)	$8.00		$1.41

	52 Weeks Ended Dec 29, 2018				52 Weeks Ended Dec 30, 2017
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$46.3	$0.6	b,f	$46.9	$54.5	$2.5	$1.2	b,f	$58.2
Asia Pacific	172.5	2.0	a,b,f	174.5	189.3	(0.8)	1.9	a,f	190.4
North America	76.3	7.8	a,b,g	84.1	69.7	(1.4)	13.1	a,b,g	81.4
South America	68.3	2.7	a,c	71.0	98.7	(18.8)	8.1	a,c	88.0
	363.4	13.1		376.5	412.2	(18.5)	24.3		418.0

Unallocated expenses	(46.2)			(46.2)	(64.1)	(2.0)	(0.6)	b	(66.7)
Gains on disposal of assets	18.7	(18.7)	d	—	9.1	—	(9.1)	d	—
Re-engineering and impairment charges	(15.9)	15.9	e	—	(66.0)	—	66.0	e	—
Impairment of goodwill	—	—		—	(62.9)	—	62.9	h	—
Interest expense, net	(43.8)	—		(43.8)	(43.2)	—	—		(43.2)
Income before taxes	276.2	10.3		286.5	185.1	(20.5)	143.5		308.1
Provision for income taxes	120.3	(49.6)	j	70.7	450.5	(5.0)	(370.2)	j	75.3
Net income (loss)	$155.9	$59.9		$215.8	$(265.4)	$(15.5)	$513.7		$232.8

Net income (loss) per share (diluted)	$3.11	$1.19		$4.30	$(5.22)	$(0.31)	$10.06		$4.53
* 2018 actual compared with 2017 translated at 2018 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, and beginning July 1, 2018, Argentina peso, as Venezuela and Argentina are accounted for as hyperinflationary, the Company had negative impacts of $1.0 million and $2.1 million in the fourth quarter and year-to-date periods of 2018, respectively, and $3.3 million and $7.4 million in the fourth quarter and year-to-date periods of 2017, respectively. These amounts were related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets in 2018 mainly relate to disposal of a warehouse in Japan and building owned by Beauticontrol, and in both years to transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, as well the costs associated with the closure of Beauticontrol and the French supply chain facility.
f Write-off of inventory associated with changes in business model.
g Beauticontrol wind down loss and inventory write-off
h Impairment of goodwill for House of Fuller Mexico.
j Provision for income taxes represents the net tax impact of adjusted amounts, as well as the impact of implementing the U.S. tax reform.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	52 Weeks Ended	52 Weeks Ended
	December 29, 2018	December 30, 2017
Operating Activities:
Net cash provided by operating activities	$132.0	$217.4

Investing Activities:
Capital expenditures	(75.4)	(72.3)
Proceeds from disposal of property, plant & equipment	40.7	14.7
Net cash used in investing activities	(34.7)	(57.6)

Financing Activities:
Dividend payments to shareholders	(137.8)	(139.5)
Repurchase of common stock	(101.7)	(2.5)
Repayment of long-term debt and capital lease obligations	(1.9)	(2.0)
Net change in short-term debt	162.1	15.6
Proceeds from exercise of stock options	0.3	11.8
Net cash used in financing activities	(79.0)	(116.6)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13.6)	8.0
Net change in cash, cash equivalents and restricted cash	4.7	51.2
Cash, cash equivalents and restricted cash at beginning of year	147.2	96.0
Cash, cash equivalents and restricted cash at end of period	$151.9	$147.2

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Dec 29, 2018	Dec 30, 2017
Assets:
Cash and cash equivalents	$149.0	$144.1
Other current assets	471.6	486.4
Total current assets	620.6	630.5

Property, plant and equipment, net	276.0	278.2
Other assets	409.4	479.3
Total assets	$1,306.0	$1,388.0

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$285.5	$133.0
Accounts payable and other current liabilities	454.5	525.8
Total current liabilities	740.0	658.8

Long-term debt	603.4	605.1
Other liabilities	205.7	243.5
Total shareholders' equity	(243.1)	(119.4)
Total liabilities and shareholders' equity	$1,306.0	$1,388.0

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 30, 2019
(UNAUDITED)

	First Quarter	First Quarter
(In millions, except per share data)	2018 Actual	2019 Outlook
		Range
		Low	High
Income before income taxes	$58.4	$60.9	$64.4

Income tax	$22.7	$16.4	$17.4
Effective Rate	39%	27%	27%

Net Income (loss) (GAAP)	$35.7	$44.5	$47.0

% change from prior year		25%	32%

Adjustments(1):
Gains on disposal of assets	(2.2)	(8.0)	(8.0)
Re-engineering and pension settlements	9.6	5.8	5.8
Net impact of Venezuelan and Argentinian currency devaluations	0.2	—	—
Acquired intangible asset amortization	2.0	1.8	1.8
Income tax(2)	1.3	0.1	0.2
Net Income (adjusted)	$46.6	$44.2	$46.8

Exchange rate impact(3)	(5.2)	—	—
Net Income (adjusted and 2018 restated for currency changes)	$41.4	$44.2	$46.8

% change from prior year		7%	13%

Net income (GAAP) per common share (diluted)	$0.70	$0.91	$0.96

% change from prior year		30%	37%

Net Income (adjusted) per common share (diluted)	$0.91	$0.90	$0.95

Net Income (adjusted & restated) per common share (diluted)	$0.81	$0.90	$0.95

% change from prior year		11%	17%

Average number of diluted shares (millions)	51.3	49.0	49.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis.
(3) Difference between 2018 actual and 2018 translated at 2019 currency exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 30, 2019
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2018 Actual	2019 Outlook
		Range
		Low	High
Income before income taxes	$276.2	$261.3	$271.5

Income tax	$120.3	$71.4	$74.1
Effective Rate	44%	27%	27%

Net Income (loss) (GAAP)	$155.9	$189.9	$197.4

% change from prior year		22%	27%

Adjustments(1):
Gains on disposal of assets	$(18.7)	$(25.0)	$(25.0)
Re-engineering and pension settlements	19.3	29.6	29.6
Net impact of Venezuelan and Argentinian currency devaluations	2.1	—	—
Acquired intangible asset amortization	7.6	7.4	7.4
Income tax(2)	49.6	(2.5)	(2.5)
Net Income (adjusted)	$215.8	$199.4	$206.9

Exchange rate impact(3)	(5.2)	—	—
Net Income (adjusted and 2018 restated for currency changes)	$210.6	$199.4	$206.9

% change from prior year		(5)%	(2)%

Net income, (loss) (GAAP) per common share (diluted)	$3.11	$3.86	$4.01

Net Income (adjusted) per common share (diluted)	$4.30	$4.06	$4.21

Net Income (adjusted & restated) per common share (diluted)	$4.19	$4.06	$4.21

% change from prior year		(3)%	—%

Average number of diluted shares (millions)	50.2	49.2	49.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis, as well as $46.5 million impact from adoption of 2017 tax law in the United States.
(3) Difference between 2018 actual and 2018 translated at 2019 currency exchange rates.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
December 29, 2018
Adjusted EBITDA:
Net income (loss)	$155.9
Add:
Depreciation and amortization	58.2
Gross interest expense	46.5
Provision for income taxes	120.3
Equity compensation	14.5
Pre-tax re-engineering and impairment charges	1.3
Other non-cash extraordinary, unusual or non-recurring charges	13.0
Deduct:
Cash paid for re-engineering	(39.4)
Gains on land sales, insurance recoveries, etc.	(18.7)
Total Adjusted EBITDA	$351.6

Consolidated total debt	$888.9
Divided by adjusted EBITDA	351.6
Debt to Adjusted EBITDA Ratio	2.53

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.